Alliance Global Small Cap Fund, Inc.			Exhibit 77Q1(a)
811-01415_______




Articles of Incorporation: Incorporated by reference to Exhibit 1 to Post-Effective Amendment No. 66 to Registrant's Registration Statement on Form N-1A, filed with the Securities and Exchange Commission on November 28, 1997.

By-Laws: Incorporated by reference to Exhibit 2 to Post-Effective
Amendment No. 43 to Registrant's Registration Statement on Form N-1A, filed with the Securities and Exchange Commission on January 30, 1989.



Alliance Global Small Cap Fund, Inc.			Exhibit 77Q1(e)
811-01415


Management Agreement: Incorporated by reference to Exhibit 5 to Post-Effective Amendment No. 54 to Registrant's Registration Statement on Form N-1A, filed with the Securities and Exchange Commission on March 2, 1993.




Alliance Global Small Cap Fund, Inc.
811-01415
Item 77I Terms of new or amended securities

	In 1996, the Fund issued a new class of shares, Adviser Class shares. Adviser Class shares, along with Class A, Class B, Class C shares each represent an interest in the same portfolio of investments of the Fund, have the same rights and are identical in all respects, except that (i) Class A shares bear the expense of the initial sales charge (or contingent deferred sales charge, when applicable) and Class B and Class C shares bear the expense of the deferred sales charge, (ii) Class B shares and Class C shares each bear the expense of a higher distribution services fee than that borne by Class A shares, and Advisor Class shares do not bear such a fee, (iii) Class B and Class C shares bear higher transfer agency costs than that borne by Class A and Advisor Class shares; (iv) each of Class A, Class B and Class C has exclusive voting rights with respect to provisions of the Rule 12b-1 Plan pursuant to which its distribution services fee is paid and other matters for which separate class voting is appropriate under applicable law, provided that, if the Fund submits to a vote of the Class A shareholders, an amendment to the Rule 12b-1 Plan that would materially increase the amount to be paid thereunder with respect to the Class A shares, then such amendment will also be submitted to the Class B and Advisor Class shareholders and the Class A, the Class B and the Advisor Class shareholders will vote separately by class; and (v) Class B and Advisor Class shares are subject to a conversion feature. Each class has different exchange privileges and certain different shareholder service options available.